                                                                    EXHIBIT 99.4

PAGES 59 THROUGH 67 OF THE PROXY STATEMENT/PROSPECTUS INCLUDED IN AMENDMENT NO. 2 TO WATSON'S S-4, AS FILED WITH THE SEC ON JULY 28, 2000.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Watson and Schein, combined and adjusted to give effect to the proposed acquisition of Schein by Watson. The acquisition is being completed in a two-tiered transaction, as described below:

     - In the first tier of the transaction, WS Acquisition Corp. purchased for cash 26,068,469 shares of Schein common stock for $19.50 per share.

     - Subsequent to the consummation of the first tier of the transaction and pursuant to the merger agreement, each remaining outstanding share of Schein common stock will be converted into the right to receive a fraction of a share of Watson common stock that is based upon the average of the closing price of a share of Watson common stock on the New York Stock Exchange for the ten consecutive trading days ending on the trading day two trading days prior to the date of the special meeting of Schein stockholders called to approve and adopt the merger agreement (the Watson average stock price). However, if the Watson average stock price is less than $37.82, Watson may, at its sole discretion, exchange cash, stock or a combination thereof, as set forth in the merger agreement, to acquire the remaining outstanding shares of Schein common stock. The second tier of the acquisition is expected to close in late August 2000. Since the number of shares to be issued in the second tier of the acquisition will not be known until the last business day prior to the special meeting, the unaudited pro forma condensed combined financial statements have been prepared using an exchange ratio of 0.50661 based on the average trading price of Watson's common stock for the five business day period from May 23, 2000 to May 30, 2000 (two business days prior and subsequent to the announcement of the acquisition) of $45.40.

     For purposes of the unaudited pro forma condensed combined financial statements, the term "acquisition" includes both tier one and tier two of the proposed transaction. The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2000 and the year ended December 31, 1999 give effect to the acquisition as if it had occurred at the beginning of each period presented. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 was prepared based upon the unaudited consolidated statements of income of Watson for the three months ended March 31, 2000 and of Schein for the three months ended March 25, 2000. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 was prepared based upon the consolidated statements of income of Watson for the year ended December 31, 1999 and of Schein for the year ended December 25, 1999.

     The following unaudited pro forma condensed combined balance sheet as of March 31, 2000 gives effect to the acquisition as if it had occurred on such date and was prepared based on the consolidated balance sheets of Watson as of March 31, 2000 and of Schein as of March 25, 2000.

     These unaudited pro forma condensed combined financial statements should be read in conjunction with the Watson and Schein audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which are included in Watson's Annual Report on Form 10-K for the year ended December 31, 1999, Watson's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, Schein's Annual Report on Form 10-K for the year ended December 25, 1999 and Schein's Quarterly Report on Form 10-Q for the quarter ended March 25, 2000, which are incorporated by reference in this proxy statement/prospectus.

     The unaudited pro forma adjustments are based upon information set forth in this proxy statement/prospectus and certain assumptions as described in the notes to the unaudited pro forma condensed combined financial statements. Watson's management believes that the pro forma assumptions are reasonable under the circumstances.

     The unaudited pro forma condensed combined financial statements do not reflect any incremental direct costs, including a significant restructuring charge management expects to record in connection with the acquisition, or potential cost savings which are expected to result from the consolidation of certain operations of Watson and Schein. Accordingly, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations or financial position of the combined company that would have occurred had the acquisition occurred at the beginning of each period presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position.

     The acquisition will be accounted for by the purchase method of accounting. Accordingly, Watson's total cost to acquire all of the outstanding shares of Schein common stock (the "purchase consideration"), estimated to be approximately $800 million assuming a Watson average stock price of $45.40 and including estimated direct transaction costs of $20 million, will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase consideration being allocated to goodwill. The total cost to acquire Schein is subject to change, to the extent that fluctuations in the market value of Watson common stock cause the Watson average stock price to change. A change in the Watson average stock price may result in a change in goodwill and related amortization expense. The final allocation of the purchase consideration is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying unaudited pro forma condensed combined financial statements.

     Accordingly, the purchase price allocation adjustments made in connection with the development of the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of developing such unaudited pro forma condensed combined financial statements.

                                  WATSON/SCHEIN

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(E)
                          QUARTER ENDED MARCH 31, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  HISTORICAL       HISTORICAL                            PRO FORMA
                                                    WATSON           SCHEIN        ADJUSTMENTS            COMBINED
                                                -------------    -------------    -------------         -------------
Net revenues ................................   $     179,632    $      87,898    $          --         $     267,530
Cost of sales ...............................          63,078           68,782                                131,860
                                                -------------    -------------                          -------------

Gross profit ................................         116,554           19,116                                135,670
                                                -------------    -------------                          -------------

Operating expenses:
   Research and development .................          12,025            8,066                                 20,091
   Selling, general and administrative ......          30,457           16,836                                 47,293
   Amortization .............................           8,669              334            7,591 (a)            16,594
   Severance charges ........................                            3,500                                  3,500
                                                                 -------------                          -------------

Total operating expenses ....................          51,151           28,736            7,591                87,478
                                                -------------    -------------    -------------         -------------

Operating income (loss) .....................          65,403           (9,620)          (7,591)               48,192
                                                -------------    -------------    -------------         -------------

Other income (expense):
   Equity in loss of joint ventures .........          (2,053)            (265)                                (2,318)
   Gain on sales of Andrx securities ........         166,930                                                 166,930
   Interest income and other income
   (expense) ................................           2,933             (447)                                 2,486
   Interest expense .........................          (2,768)          (4,538)         (11,785)(b)           (19,091)
                                                -------------    -------------    -------------         -------------

Total other income (expense), net ...........         165,042           (5,250)         (11,785)              148,007
                                                -------------    -------------    -------------         -------------

Income before income tax provision
   (benefit) ................................         230,445          (14,870)         (19,376)              196,199
Income tax provision (benefit) ..............          85,725           (5,948)          (4,361)(c)            75,416
                                                -------------    -------------    -------------         -------------

Net income (loss) ...........................   $     144,720    $      (8,922)   $     (15,015)        $     120,783
                                                =============    =============    =============         =============

Per share data:
   Basic earnings (loss) per share ..........   $        1.50    $       (0.27)   $       (0.05)(d)     $        1.18
                                                =============    =============    =============         =============

Diluted earnings (loss) per share ...........   $        1.48    $       (0.27)   $       (0.06)(d)     $        1.15
                                                =============    =============    =============         =============

Weighted average number of common shares
   outstanding ..............................          96,290           32,960          (27,135)              102,115
Common stock equivalents ....................           1,615                             1,405                 3,020
                                                -------------    -------------    -------------         -------------

Diluted weighted average shares .............          97,905           32,960          (25,730)              105,135
                                                =============    =============    =============         =============


See accompanying notes to the unaudited pro forma condensed combined financial statements.

                                  WATSON/SCHEIN

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(E)
                          YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    HISTORICAL         HISTORICAL                                PRO FORMA
                                                      WATSON             SCHEIN          ADJUSTMENTS             COMBINED
                                                   ------------       ------------       ------------          ------------
Net revenues ................................      $    689,232       $    477,161       $                     $  1,166,393
Cost of sales ...............................           230,633            306,019                                  536,652
                                                   ------------       ------------                             ------------

Gross profit ................................           458,599            171,142                                  629,741
                                                   ------------       ------------                             ------------

Operating expenses:
   Research and development .................            49,270             27,951                                   77,221
   Selling, general and administrative ......           121,444             92,157                                  213,601
   Amortization .............................            29,986              6,303             30,364 (a)            66,653
   Restructuring charge .....................                               86,971                                   86,971
   Merger and related expenses ..............            20,467                                                      20,467
                                                   ------------                                                ------------

Total operating expenses ....................           221,167            213,382             30,364               464,913
                                                   ------------       ------------       ------------          ------------

Operating income (loss) .....................           237,432            (42,240)           (30,364)              164,828
                                                   ------------       ------------       ------------          ------------

Other income (expense):
   Equity in loss of joint ventures .........            (2,591)            (1,079)                                  (3,670)
   Gain on sales of Andrx securities ........            44,275                                                      44,275
   Interest income and other income
   (expense) ................................             4,549               (189)                                   4,360
   Interest expense .........................           (11,121)           (18,661)           (46,633)(b)           (76,415)
                                                   ------------       ------------       ------------          ------------

Total other income (expense), net ...........            35,112            (19,929)           (46,633)              (31,450)
                                                   ------------       ------------       ------------          ------------

Income before income tax provision
   (benefit) ................................           272,544            (62,169)           (76,997)              133,378
Income tax provision (benefit) ..............            93,663            (27,781)           (17,254)(c)            48,628
                                                   ------------       ------------       ------------          ------------

Net income (loss) ...........................      $    178,881       $    (34,388)      $    (59,743)         $     84,750
                                                   ============       ============       ============          ============

Per share data:
   Basic earnings (loss) per share ..........      $       1.87       $      (1.05)      $       0.01 (d)      $       0.83
                                                   ============       ============       ============          ============

Diluted earnings (loss) per share ...........      $       1.83       $      (1.05)      $       0.03 (d)      $       0.81
                                                   ============       ============       ============          ============

Weighted average number of common shares
   outstanding ..............................            95,760             32,640            (26,810)              101,590
Common stock equivalents ....................             2,020                                 1,405                 3,425
                                                   ------------       ------------       ------------          ------------

Diluted weighted average shares .............            97,780             32,640            (25,405)              105,015
                                                   ============       ============       ============          ============


See accompanying notes to the unaudited pro forma condensed combined financial statements.

                                  WATSON/SCHEIN

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)

                                                                                                                         PRO
                                           HISTORICAL    HISTORICAL                                                     FORMA
                                             WATSON        SCHEIN      ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS       COMBINED
                                          ------------  ------------   ------------   -----------   ------------     -----------
ASSETS
Current assets:
   Cash and cash equivalents ...........  $    305,422   $    18,279   $   (250,280)  $   73,042    $         (a)    $   146,463
   Marketable securities ...............         9,670                                                                     9,670
   Accounts receivable, net ............       145,254        41,560                                    10,000(d)        196,814
   Inventories .........................       123,387       125,392                                                     248,779
   Prepaid expenses and other
     current assets ....................        12,335        11,306                                                      23,641
   Deferred tax assets .................        31,440        14,071                                                      45,511
                                          ------------   -----------                                                 -----------

Total current assets ...................       627,508       210,608       (250,280)      73,042        10,000           670,878
Property and equipment, net ............       142,056       100,138                                                     242,194
Excess of Purchase Consideration over
  net tangible assets acquired .........                                    607,291                           (b)        607,291
Product rights and other
  intangibles, net .....................       568,945        50,278                                                     619,223
Investments and other assets ...........       412,970        20,860        11,375                            (c)        445,205
                                          ------------   -----------   -----------   ----------   -----------        -----------

                                          $  1,751,479   $   381,884   $   368,386   $   73,042   $    10,000        $ 2,584,791
                                          ============   ===========   ===========   ==========   ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued
     expenses ..........................      $ 55,869   $    99,183                 $            $   (30,000)(d)    $   125,052
   Current portion of long-term debt ...         1,555       136,142        60,000     (136,142)              (d)         61,555
   Income taxes payable ................        89,627         8,045                     (7,481)              (g)         90,191
   Current liability from acquisitions
     of products and businesses ........         7,658                                                                     7,658
                                          ------------                                                               -----------

Total current liabilities ..............       154,709       243,370        60,000     (143,623)      (30,000)           284,456
Long-term debt .........................       149,346        84,428       229,430      136,142        40,000 (d)        639,346
Long-term liability from acquisitions
  of products and businesses ...........        13,049                                                                    13,049
Deferred tax liabilities ...............       143,601         4,402                                                     148,003
Other long-term liabilities ............                       4,601                                                       4,601
                                                         -----------                                                 -----------

Total liabilities ......................       460,705       336,801       289,430       (7,481)       10,000          1,089,455
                                          ------------   -----------   -----------   ----------   -----------        -----------

Commitments and contingencies
Stockholders' equity:
Common stock ...........................           318           329            19           46          (375)(e,h)          337
Additional paid-in capital .............       405,369       101,817       264,543       80,477      (182,294)(e,h)      669,912
Retained earnings (deficit) ............       693,720       (61,853)      (60,000)                    61,853 (f,h)      633,720
Accumulated other comprehensive
  income ...............................       191,367         7,024                                   (7,024)(h)        191,367
Subscription receivable ................                      (2,234)                                   2,234 (h)
                                                         -----------                              -----------

Total stockholders' equity..............     1,290,774        45,083      204,562        80,523      (125,606)         1,495,336
                                          ------------   -----------   ----------    ----------   -----------        -----------

                                          $  1,751,479   $   381,884   $  493,992    $   73,042   $  (115,606)       $ 2,584,791
                                          ============   ===========   ==========    ==========   ===========        ===========

See accompanying notes to the unaudited pro forma condensed combined financial statements.

                                  WATSON/SCHEIN

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined financial statements reflect the conversion of each outstanding share of Schein common stock, including the settlement of certain benefit plans, into cash and/or shares of Watson, as follows (in thousands):


Cash ........................................................   $    508,335
Watson common stock .........................................        264,562 (i)
                                                                ------------

Total Purchase Consideration ................................        772,897
Add: Non-recurring transaction costs ........................         20,000 (ii)
Less: Write-off of in-process research and development ......        (60,000)(iii)
Less: Schein pro forma net tangible assets at March 25,
2000 ........................................................       (125,606)(iv)
                                                                ------------

Excess of purchase consideration over net tangible assets
acquired ....................................................   $    607,291 (iv)
                                                                ============

(i) As of March 25, 2000, there were approximately 32,984,000 shares of Schein common stock outstanding. Additionally, there were approximately 7,354,000 stock options outstanding under Schein's existing stock option plans. The total purchase consideration in the acquisition will depend upon the number of Schein stock options that are exercised prior to the closing of the acquisition, as further discussed below.

      The accompanying unaudited pro forma condensed combined financial statements take into consideration the purchase of 26,068,469 shares of common stock of Schein after completion of the tender offer in July 2000, at a cash price of $19.50 per share. It is assumed that as part of the second tier of the transaction, approximately 11,500,000 shares of Schein common stock (the remaining shares of Schein common stock outstanding as of March 25, 2000 and the stock options assumed to be exercised prior to the closing date, as further described in the following paragraph) are exchanged using the exchange ratio specified in the merger agreement based on the average Watson common stock trading price for the five business day period from May 23, 2000 to May 30, 2000 (two business days prior and subsequent to the announcement of the acquisition) of $45.40, thereby resulting in each share of Schein common stock being converted into the right to receive a fraction of a share of Watson common stock valued at $23.00. The value of the merger consideration per share of Schein common stock will be increased proportionately above $23.00 if the Watson average stock price is greater than $54.52 per share, up to a maximum value of $26.50 where the Watson average stock price is $62.82 per share or higher.

      Conversely, the value of the purchase consideration will be decreased proportionately below $23.00, if the Watson average stock price is less than $44.61 per share down to a minimum value of $19.50 where the Watson average stock price is $37.82 per share or lower. At this minimum value of $19.50, Watson would have the option to pay the purchase consideration in cash, in stock or a combination thereof.

      As a result of the acquisition, options related to Schein's existing stock option plans will either 1) become fully vested and the employees will have the ability to exercise the related options prior to the effective time of the merger (stock options not exercised prior to the effective time of the merger will be terminated); or 2) be exchanged for Watson stock options in accordance with the appropriate exchange ratio set forth in the merger agreement. For purposes of preparing these unaudited pro forma condensed combined financial statements, it is assumed that all employees who hold stock options that will terminate if not exercised prior to the effective time of the merger, will exercise their stock options. The number of such options that are expected to be exercised is 4,587,000. Management considers this assumption to be reasonable based on the fact that substantially all of the options have a current exercise price which is less than the average market price of a share of Schein common stock and the options are subject to accelerated vesting terms which are triggered as a result of this acquisition.

(ii) Estimated merger transaction costs of $20 million relate principally to investment banking fees, legal, accounting, printing and other costs associated with the merger.

(iii) The portion of the purchase price allocated to in-process research and development ("IPR&D") represents the valuation of acquired, to-be-completed research projects. As such, the amount that is determined to be IPR&D will be charged to expense at the date of acquisition. The independent IPR&D valuation has not been completed as of the date these unaudited pro forma condensed combined financial statements were prepared and therefore the final amount of IPR&D to be charged to expense as part of this acquisition is not known. However, based on a preliminary assessment, it is expected that the IPR&D charge will be between $60 - $80 million. For purposes of preparing these unaudited pro forma condensed combined financial statements, an IPR&D charge of $60 million has been assumed. If the final IPR&D charge were to increase by $10 million, it would have the effect of decreasing annual amortization expense by $0.5 million.

(iv) For purposes of preparing the unaudited pro forma condensed combined financial statements, the estimated excess of purchase consideration over net tangible assets acquired as of March 31, 2000 of $607.3 million is being amortized on a straight-line basis over an estimated average period of 20 years at a rate of $30.4 million per year. Management believes that a portion of this amount will be allocated to product rights with estimated useful lives up to twenty years. Management believes that the remaining balance will be allocated to goodwill with an estimated useful life of twenty to twenty-five years. After consummation of the acquisition, Watson will utilize the valuations and other studies to make a final allocation of the purchase consideration, including allocation to tangible assets and liabilities, identifiable intangible assets and goodwill. As a result of this final allocation, the amount of the excess of purchase consideration over net tangible assets acquired and the average amortization period may be different from what has been assumed in the preparation of these unaudited pro forma condensed combined financial statements. On an on-going basis, Watson will perform periodic reviews of the goodwill and other intangible assets arising from the acquisition to ensure that they are carried at recoverable amounts in the light of current business conditions.

      The Schein pro forma net tangible assets as of March 25, 2000 include cash of $73.0 million and an income tax benefit of $7.5 million arising in connection with the assumed exercise of Schein stock options as discussed in Note (i) above.

      Certain amounts in the historical consolidated financial statements of Watson and Schein have been reclassified to conform to the unaudited pro forma condensed combined financial statement presentation. No adjustments are necessary to eliminate intercompany transactions and balances in the unaudited pro forma condensed combined financial statements as there were no intercompany transactions or balances.

      Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed combined statements of operations reflect the following:

          (a) Amortization of the excess of the purchase consideration over net tangible assets acquired on a straight-line basis over 20 years. Refer to Note (iv) above.

          (b) The total amount of funds required by Watson is estimated to be approximately $800 million to (a) consummate the acquisition (including direct transaction costs of $20 million and fees related to the new bank facility of $11.4 million); (b) refinance certain existing indebtedness of Schein in the total amount of $220.6 million; and (c) finance immediate working capital needs of Schein. For purposes of preparing these unaudited pro forma condensed combined financial statements, it is assumed that Watson would use $250 million of cash on hand and new borrowings to fund this acquisition. The incremental interest expense resulting from the new borrowings is as follows (in thousands):

                                                                THREE MONTHS      YEAR ENDED
                                                                    ENDED         DECEMBER 31,
                                                                MARCH 31, 2000       1999
                                                                --------------   -------------
Incremental interest on acquisition-related borrowings ......   $      12,485    $      49,940
Less: Schein historical interest expense ....................          (4,538)         (18,661)
Amortization of deferred financing costs ....................             569            2,275
Reduction in interest income from use of cash on hand to
fund portion of purchase consideration ......................           3,129           12,517
Commitment fee on unused bank facility ......................             140              562
                                                                -------------    -------------

Incremental net interest expense ............................   $      11,785    $      46,633
                                                                =============    =============


               For purposes of preparing the unaudited pro forma condensed combined financial statements, it is assumed that Watson will incur $11.4 million of deferred financing costs which will be amortized using a method which approximates the effective interest method over the expected average term of the associated financing agreements or five years. The incremental interest expense has been calculated based on an assumed interest rate of 9.08%. A change of 1/8 of 1% in the assumed interest rate will change annual interest expense after tax by $0.4 million.

          (c) Income tax effect of pro forma adjustments.

          (d) Earnings per share calculations are based on the weighted average number of shares of Watson common stock and common equivalent shares outstanding for each period presented, including the shares of Watson assumed to be issued in connection with the acquisition as if they had been issued at the beginning of each period presented. In addition, options to purchase 2,767,000 shares of Schein common stock are expected to be converted into options for Watson common stock and as such have been included in the calculation of the diluted weighted average number of shares as if they had been outstanding at the beginning of each period presented for purposes of calculating the pro forma earnings per share. Earnings per share will differ according to the number of Watson shares ultimately issued in connection with this acquisition. The earnings per share calculations are also subject to change depending on the number of Schein stock options exercised as discussed in Note (i) above.

          (e) The historical financial statements of Watson include the following significant non-recurring items:

          - During the year ended December 31, 1999 and the three months ended March 31, 2000, Watson sold 2.2 million (adjusted to reflect Andrx' April 2000 two-for-one stock split) and 4.2 million shares (as adjusted to reflect the stock split), respectively, of Andrx Corporation stock on the open market for $54.6 million and $182.2 million, respectively, recording pre-tax gains of $44.3 million and $166.9 million, respectively.

          The historical financial statements of Schein include the following significant non-recurring items:

          - As a result of certain regulatory matters at Schein's sterile dosage facilities, Schein recorded a restructuring charge of $87.0 million in 1999, as further discussed in Schein's audited consolidated financial statements for the year ended December 25, 1999 which are incorporated by reference in this proxy statement/prospectus.

        Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed combined balance sheet reflect the following:

          (a) The net decrease in cash is comprised of the estimated cash used to fund a portion of the purchase consideration offset by the cash proceeds from the assumed exercise of the Schein stock options, as further discussed in Note (i) above.

          (b) Excess of purchase consideration over net tangible assets acquired as a result of this acquisition (refer to Note (iv) above).

          (c) Estimated deferred financing costs to be amortized using a method which approximates the effective interest method over the estimated average term of the associated financing agreements or five years.

          (d) New borrowings to (i) finance a portion of the purchase consideration; (ii) refinance existing Schein debt as of March 25, 2000; (iii) pay for direct transaction costs and fees related to the new bank facility; and (iv) provide a working capital loan to Schein in the amount of $40 million for the specific purposes set forth in the merger agreement.

          (e) Watson common stock issued in exchange for a portion of the shares of Schein common stock acquired.

          (f) To reflect the estimated IPR&D charge, as further discussed in Note (iii) above. This charge has been excluded from the unaudited pro forma condensed combined statements of operations due to the nonrecurring nature of this item.

          (g) To reflect the income tax benefit related to the assumed exercise of Schein stock options, as further discussed in Note (i) above.

          (h)  Elimination of Schein's stockholders' equity.


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